INSITUFORM EAST, INCORPORATED

EXHIBIT 11.0 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


         Net earnings (loss) per share is based on the weighted average number of common shares outstanding including common stock equivalents from dilutive stock options. The weighted average number of shares outstanding for the years ended June 30, 2000, 1999, and 1998 were computed as follows:


                                                                        Year Ended June 30,
                                                       ------------------------------------------------------
                                                             2000             1999               1998
                                                             ----             ----               ----

Issued shares of Common Stock and Class B Common Stock     4,684,759         4,684,759          4,684,759
Add:  Weighted average of net shares (using treasury
       stock method) of unexercised dilutive stock
       options                                                     -                 -                  -
Less: Weighted average shares of treasury stock             (327,897)         (327,897)          (327,897)
                                                           -----------       -----------        ---------

Weighted average number of common shares and common
       stock equivalents                                    4,356,862         4,356,862          4,356,862
                                                           ===========       ===========        ==========